As filed with the Securities and Exchange Commission on December 23, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AZUR PHARMA PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Azur Pharma Public Limited Company

45 Fitzwilliam Square

Dublin 2, Ireland

011-353-1-634-4183

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Rules of the Azur Pharma Public Limited Company Share Option Plan

(Full title of the plan)

CT Corporation

3 Winners Circle

Albany, New York 12205

(800) 925-7562, x3130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzanne Sawockha Hooper Jennifer Fonner DiNucci Chadwick L. Mills Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Carol A. Gamble Jazz Pharmaceuticals, Inc. 3180 Porter Drive Palo Alto, California 94304 (650) 496-3777	David Brabazon Azur Pharma Public Limited Company 45 Fitzwilliam Square Dublin 2, Ireland 011-353-1-634-4183	Reb D. Wheeler John P. Berkery Mayer Brown LLP 1675 Broadway New York, New York 10019 (212) 506-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Ordinary Shares, nominal value $0.0001 per share	1,541,000	$3.037927	$4,681,445.50	$536.49

(1)	This Registration Statement registers the issuance of 1,541,000 ordinary shares, nominal value $0.0001 per share (“Ordinary Shares”), of Azur Pharma Public Limited Company (the “Registrant”). Such number of Ordinary Shares represents an aggregate number of shares issuable upon the exercise of outstanding options that were previously issued under the Amended and Restated Rules of the Azur Pharma Public Limited Company Share Option Plan (the “Plan”).
(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Ordinary Shares that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $3.037927 for options outstanding under the Plan. For the purpose of calculating the per share and aggregate offering prices, Euro amounts were converted into U.S. dollars at a rate of €1.00 to US$1.3025, the exchange rate as set forth in the H.10 weekly statistical release of the Federal Reserve System of the United States on December 16, 2011.
(4)	Calculated as follows: the product of (a) $4,681,445.50, the proposed maximum aggregate offering price for the Ordinary Shares being registered pursuant to this Registration Statement, multiplied by (b) 0.00011460.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Azur Pharma Public Limited Company, a public limited company formed under the laws of Ireland (the “Registrant”), relating to its ordinary shares, nominal value $0.0001 per share (the “ordinary shares”), issuable to directors and employees of the Registrant and its affiliates upon the exercise of options previously issued under the Amended and Restated Rules of the Azur Pharma Public Limited Company Share Option Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Program Annual Information.*

*	The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1). Such documents are not being filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this Registration Statement, which means that information included in those documents is considered part of this Registration Statement. Information that we file with the SEC after the effective date of this Registration Statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we file a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

(a) Registrant’s prospectus filed on November 10, 2011 pursuant to Rule 424(b)(3) of the Securities Act (the “Merger Prospectus”) relating to the registration statement on Form S-4 (File No. 333-177528), as amended, that contains audited consolidated financial statements of the Registrant as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, the latest fiscal years for which such statements have been filed.

(b) The Registrant’s current report on Form 8-K filed on December 14, 2011.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The following description of the Registrant’s share capital is a summary. This summary describes the Registrant’s share capital as in effect upon completion of the Reorganization and immediately prior to the Merger as described below, which will be the share capital in effect at the time a plan participant may exercise his or her options for ordinary shares. This summary does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Acts of 1963 to 2009 (collectively, the “Companies Acts”) and the complete text of the Registrant’s memorandum and articles of association that will be in effect following the completion of the Reorganization as described below (the “memorandum and articles of association”), the form of which is filed as an exhibit to this Registration Statement. You should read the Companies Acts and the memorandum and articles of association carefully.

As described in the Merger Prospectus, which is incorporated into this Registration Statement by reference, the Registrant and certain of its affiliates entered into that certain Agreement and Plan of Merger and Reorganization, dated September 19, 2011 (the “merger agreement”) with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”). Prior to the completion of the Merger and in accordance with the merger agreement, the Registrant will complete a reorganization (the “Reorganization”) that will change the capital structure of the Registrant for the purposes of the Merger and the Registrant will be renamed Jazz Pharmaceuticals plc. Pursuant to the merger agreement and upon satisfaction and/or waiver of the conditions set forth therein, a subsidiary of the Registrant will merge with and into Jazz Pharmaceuticals (the “Merger”), whereupon Jazz Pharmaceuticals, as the surviving corporation of the Merger, will become the wholly-owned subsidiary of the Registrant. A complete copy of the merger agreement is attached as Annex A to the Merger Prospectus.

At the effective time of the Merger, among other things, each share of Jazz Pharmaceuticals’ common stock then issued and outstanding will be canceled and automatically converted into and become the right to receive one ordinary share of the Registrant. Immediately prior to the effective time of the Merger, the number of ordinary shares of the Registrant then outstanding will be reduced such that, after giving effect to the issuance of the Merger consideration to the Jazz Pharmaceuticals stockholders, the Registrant’s historic shareholders would own slightly over 20% of the fully-diluted capitalization of the Registrant, as calculated and adjusted pursuant to schedule 1 of the merger agreement. Accordingly, immediately following the Merger, the former securityholders of Jazz Pharmaceuticals will own slightly under 80% of the fully-diluted capitalization of the Registrant, with the historic shareholders of the Registrant owning slightly over 20%, as calculated and adjusted in accordance with schedule 1 of the merger agreement. The Reorganization and the Merger are expected to be completed in January 2012.

Capital Structure

Authorized Share Capital

Upon completion of the Reorganization and immediately prior to the consummation of the Merger, the authorized share capital of the Registrant will be €40,000 and $30,000, divided into 4,000,000 Euro deferred shares with nominal value of €0.01 per share and 300,000,000 ordinary shares with nominal value of $0.0001 per share.

The Registrant may issue shares subject to the maximum authorized share capital contained in the Registrant’s memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of the Registrant’s shareholders (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of the Registrant may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish law, the directors of a company may issue new ordinary or preferred shares for cash without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution.

The Registrant’s memorandum and articles of association authorize the Registrant’s board of directors to issue new ordinary or preferred shares for cash without shareholder approval for a period of five years from the date of adoption of such memorandum and articles of association.

The rights and restrictions to which the Registrant’s ordinary shares are subject are prescribed in the Registrant’s memorandum and articles of association. The Registrant’s memorandum and articles of association permit the Registrant to issue preferred shares once authorized to do so by ordinary resolution. The Registrant may, by ordinary resolution and without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record. Accordingly, the Registrant’s memorandum and articles of association do not provide for the issuance of fractional shares of the Registrant, and the official Irish register of the Registrant does not reflect any fractional shares. Whenever an alteration or reorganization of the share capital of the Registrant would result in any shareholder becoming entitled to fractions of a share, the Registrant’s board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, sell the shares representing the fractions for the best price reasonably obtainable, to any person and distribute the proceeds of the sale in due proportion among those members.

Issued Share Capital

In connection with the Reorganization, the historic shareholders of the Registrant shall have the number of ordinary shares held by them reduced and adjusted such that after giving effect to the issuance of the merger consideration to the Jazz Pharmaceuticals stockholders, the historic shareholders of the Registrant would own slightly over 20% of the fully-diluted capitalization of the Registrant, as calculated and adjusted in accordance with schedule 1 of the merger agreement. In connection with the consummation of the Merger, the Registrant will issue a number of ordinary shares with a nominal value of $0.0001 per share that is equal to the number of shares of Jazz Pharmaceuticals common stock then outstanding that will be automatically converted into the right to receive the Registrant ordinary shares and canceled as part of the Merger. Since the number of the Registrant’s ordinary shares to be outstanding immediately following the Merger depends in part on the outstanding equity capitalization of the Company and Jazz Pharmaceuticals immediately prior to the Reorganization and the Merger, as adjusted in accordance with schedule 1 of the merger agreement, the number of the Registrant’s ordinary shares to be outstanding immediately following the merger cannot be determined prior to the completion of the merger. Immediately prior to the consummation of the Merger, 4,000,000 euro deferred shares will be issued and outstanding, which shares will be held by nominees in order to satisfy an Irish legislative requirement to maintain a minimum level of issued share capital denominated in Euro and to have at least seven registered shareholders. The Euro deferred shares carry no voting rights and are not entitled to receive any dividend or distribution. On a return of assets, whether on liquidation or otherwise, the Euro deferred shares will entitle the holder thereof only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the ordinary shares plus the payment of $5,000,000 on each of the ordinary shares and the holders of the Euro deferred shares (as such) will not be entitled to any further participation in the assets or profits of the Registrant.

Preemption Rights, Share Warrants and Share Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, the Registrant has opted out of these preemption rights in its memorandum and articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes cast at a general meeting of the Registrant’s shareholders (referred to under Irish law as a “special resolution”), the Registrant’s memorandum and articles of association provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of the Registrant on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. The statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

The Registrant’s memorandum and articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which the Registrant is subject, the Registrant’s board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as it deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the Registrant’s board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the memorandum and articles of association or an ordinary resolution of shareholders. The Registrant will be subject to the rules of The NASDAQ Stock Market LLC and the U.S. Internal Revenue Code of 1986, or the code, which require shareholder approval of certain equity plan and share issuances. The Registrant’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of the Registrant are equal to, or in excess of, the aggregate of the Registrant’s called up share capital plus undistributable reserves and the distribution does not reduce the Registrant’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which the Registrant’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the Registrant’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not the Registrant has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of the Registrant. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts (not in accordance with U.S. GAAP), which give a “true and fair view” of the Registrant’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The Registrant’s memorandum and articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits lawfully available for distribution. The Registrant’s board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. The Registrant’s board of directors may direct that the payment be made by distribution of assets, shares or cash, and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The Registrant’s board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to the Registrant in relation to the shares of the Registrant.

The Registrant may issue shares with preferred rights to participate in dividends declared by the Registrant from time to time, as determined by ordinary resolution. The holders of preferred shares may, depending on their terms, rank senior to the Registrant’s ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases, Redemptions and Conversions

Overview

The Registrant’s memorandum and articles of association provide that any ordinary share that the Registrant has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of ordinary shares by the Registrant may technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by the Registrant.” If the Registrant’s memorandum and articles of association did not contain such provision, repurchases by the Registrant would be subject to many of the same rules that apply to purchases of the Registrant’s ordinary shares by subsidiaries described below under “—Purchases by Subsidiaries of the Registrant,” including the shareholder approval requirements described below, and the requirement that any purchases on market be effected on a “recognized stock exchange,” which, for purposes of the Companies Acts, includes NASDAQ. Neither Irish law nor any constituent document of the Registrant places limitations on the right of nonresident or foreign owners to vote or hold the Registrant’s ordinary shares. Except where otherwise noted, references elsewhere in this Registration Statement to repurchasing or buying back ordinary shares of the Registrant refer to the redemption of ordinary shares by the Registrant or the purchase of ordinary shares of the Registrant by a subsidiary of the Registrant, in each case in accordance with the Registrant’s memorandum and articles of association and Irish law as described below.

Repurchases and Redemptions by the Registrant

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. It is not yet known whether the Registrant will have any or sufficient distributable reserves immediately following the effective time; however, in the event that it does not have sufficient distributable reserves, it can take steps to create or increase such distributable reserves. The Registrant may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the Registrant. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of the Registrant’s memorandum and articles of association described above, shareholder approval will not be required to redeem the Registrant’s shares.

The Registrant may also be given an additional general authority to purchase its own shares on-market by way of ordinary resolution, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by the Registrant’s subsidiaries as described below.

The Registrant’s board of directors may also issue preferred shares, which may be redeemed at the option of either the Registrant or the shareholder, depending on the terms of such preferred shares. Please see “ – Capital Structure – Authorized Share Capital – ” for additional information on preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by the Registrant at any time must not exceed 10% of the nominal value of the issued share capital of the Registrant. The Registrant may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be canceled by the Registrant or re-issued subject to certain conditions.

Purchases by Subsidiaries of the Registrant

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of the Registrant either on market or off market. For a subsidiary of the Registrant to make purchases on market of the Registrant’s ordinary shares, the Registrant’s shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of the Registrant’s ordinary shares is required. For a purchase by a subsidiary of the Registrant off market, the proposed purchase contract must be authorized by special resolution of the Registrant’s shareholders before the contract is entered into. The person whose ordinary shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by the Registrant’s shareholders at the registered office of the Registrant. Prior to the completion of the Merger, the shareholders of the Registrant are expected to authorize the purchase of the Registrant’s ordinary shares, by the Registrant or by subsidiaries of the Registrant. This authorization will expire no later than 18 months after the date on which it takes effect.

In order for a subsidiary of the Registrant to make an on market purchase of the Registrant’s shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ, on which the shares of the Registrant are expected to be listed following the consummation of the Merger, is specified as a recognized stock exchange for this purpose by Irish law.

The number of shares held by the subsidiaries of the Registrant at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of the Registrant. While a subsidiary holds shares of the Registrant, it cannot exercise any voting rights in respect of those shares. The acquisition of the Registrant’s ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

The Registrant’s memorandum and articles of association provide that the Registrant will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish public company limited by shares such as the Registrant and will only be applicable to shares of the Registrant that have not been fully paid up.

Consolidation and Division; Subdivision

Under its memorandum and articles of association, the Registrant may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than are fixed by its memorandum and articles of association.

Reduction of Share Capital

The Registrant may, by ordinary resolution, reduce its authorized share capital in any way. The Registrant also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

The Registrant is required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after the Registrant’s fiscal year-end. It is expected that the Registrant will hold its next annual general meeting in 2012 if the Merger is consummated. Any annual general meeting of the Registrant may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting.

Notice of an annual general meeting must be given to all of the Registrant’s shareholders and to the auditors of the Registrant. The Registrant’s memorandum and articles of association provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of the Registrant may be convened by (i) the Registrant’s board of directors, (ii) on requisition of the Registrant’s shareholders holding not less than 10% of the paid up share capital of the Registrant carrying voting rights, (iii) on requisition of the Registrant’s auditors or (iv) in exceptional cases, by order of the court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all of the Registrant’s shareholders and to the auditors of the Registrant. Under Irish law and the Registrant’s memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by the Registrant’s shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Registrant’s board of directors has 21 days to convene a meeting of the Registrant’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Registrant’s board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the Registrant’s receipt of the requisition notice.

If the Registrant’s board of directors becomes aware that the net assets of the Registrant are not greater than half of the amount of the Registrant’s called-up share capital, it must convene an extraordinary general meeting of the Registrant’s shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The Registrant’s memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more of the Registrant’s shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the Registrant entitled to vote at the meeting in question constitute a quorum.

Voting

The Registrant’s memorandum and articles of association provide that the Registrant’s board of directors or its chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

Each of the Registrant’s shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in the Registrant’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a Registrant shareholder. Where interests in shares are held by a nominee trust company, such company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by the Registrant’s memorandum and articles of association, which permit shareholders to notify the Registrant of their proxy appointments electronically in such manner as may be approved by the Registrant’s board of directors.

In accordance with the Registrant’s memorandum and articles of association, the Registrant may from time to time be authorized by ordinary resolution to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares). Treasury shares or shares of the Registrant that are held by subsidiaries of the Registrant will not be entitled to be voted at general meetings of shareholders.

Irish law requires special resolutions of the Registrant’s shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of the Registrant;

•	amending the articles of association of the Registrant;

•	approving a change of name of the Registrant;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares;

•	re-registration of the Registrant from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

•	purchase of Registrant shares off market;

•	reduction of issued share capital;

•	sanctioning a compromise/scheme of arrangement with creditors or shareholders;

•	resolving that the Registrant be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the Registrant’s memorandum and articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of the Registrant must be approved by a special resolution of the Registrant shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.

The provisions of the Registrant’s memorandum and articles of association relating to general meetings apply to general meetings of the holders of any class of Registrant shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of Registrant shares, a quorum consists of the holders present in person or by proxy representing at least one half of the issued shares of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of the Registrant and any act of the Irish Government which alters the memorandum of the Registrant; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of the Registrant; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by the Registrant; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of the Registrant which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of the Registrant also have the right to inspect all books, records and vouchers of the Registrant. The auditors’ report must be circulated to the shareholders with the

Registrant’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at the Registrant’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•

a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•

through a tender or takeover offer by a third party for all of the shares of the Registrant. Where the holders of 80% or more of the Registrant’s shares have accepted an offer for their shares in the Registrant, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of the Registrant were to be listed on the main securities market of the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•

it is also possible for the Registrant to be acquired by way of a merger with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a merger must be approved by a special resolution. If the Registrant is being merged with another EU company under the EU Cross- Border Mergers Directive 2005/56/EC and the consideration payable to Registrant shareholders is not all in the form of cash, Registrant shareholders may be entitled to require their shares to be acquired at fair value.

Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as the Registrant and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, Registrant shareholders must notify the Registrant if, as a result of a transaction, the shareholder will become interested in five percent or more of the voting shares of the Registrant, or if as a result of a transaction a shareholder who was interested in more than five percent of the voting shares of the Registrant ceases to be so interested. Where a shareholder is interested in more than five percent of the voting shares of the Registrant, the shareholder must notify the Registrant of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of the Registrant (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. The Registrant must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Registrant shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, the Registrant, under the Companies Acts, may, by notice in writing, require a person whom the Registrant knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in the Registrant’s relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of the Registrant, to provide additional information, including the person’s own past or present interests in shares of the Registrant. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, the Registrant may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

•	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from the Registrant on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event the Registrant is in an offer period pursuant to the Irish takeover rules, accelerated disclosure provisions apply for persons holding an interest in the Registrant’s securities of one percent or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of the Registrant and any other acquisitions of the Registrant’s securities will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder, which are referred to in this Registration Statement as the “Irish takeover rules,” and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish takeover rules and certain important aspects of the Irish takeover rules are described below.

General Principles

The Irish takeover rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•

the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	a target company’s board of directors must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•

false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•

a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares, or other voting securities, of the Registrant may be required under the Irish takeover rules to make a mandatory cash offer for the remaining outstanding voting securities in the Registrant at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in the Registrant, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in the Registrant would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of the Registrant, the offer price must not be less than the highest price paid for Registrant ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of the Registrant (i) during the period of 12 months prior to the commencement of the offer period that represent more than 10% of the total ordinary shares of the Registrant or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Registrant ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period or, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of the Registrant in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish takeover rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the Registrant. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the Registrant is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the Registrant and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish takeover rules, the Registrant’s board of directors is not permitted to take any action that might frustrate an offer for the shares of the Registrant once the Registrant’s board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which the Registrant’s board of directors has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

•	the action is approved by the Registrant’s shareholders at a general meeting; or

•	the Irish Takeover Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	Registrant shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•

the action is taken in accordance with a contract entered into prior to the announcement of the offer (or any earlier time at which the Registrant’s board of directors considered the offer to be imminent); or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Registrant’s memorandum and articles of association may be considered to have anti-takeover effects, including advance notice requirements for director nominations and other shareholder proposals, as well those described under the following captions: “—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “—Preemption Rights, Share Warrants and Share Options,” “—Disclosure of Interests in Shares” and “—Corporate Governance.”

Corporate Governance

The Registrant’s memorandum and articles of association allocate authority over the day-to-day management of the Registrant to its board of directors. The Registrant’s board of directors may then delegate the management of the Registrant to committees of the board of directors (consisting of one or more members of the board of directors) or executives, but regardless, the Registrant’s board of directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of the Registrant. Committees may meet and adjourn as they determine proper. A vote at any committee meeting will be determined by a majority of votes of the members present.

The board of directors of the Registrant following the completion of the Merger will have a standing audit committee, a compensation committee and a nominating and corporate governance committee, with each committee comprised solely of independent directors, as prescribed by the NASDAQ listing standards and SEC rules and regulations. It also expected that the Registrant will adopt corporate governance policies substantially similar to those currently maintained by Jazz Pharmaceuticals, including a code of conduct and an insider trading policy, as well as an open door reporting policy and a comprehensive compliance program.

The Companies Acts provide for a minimum of two directors. The Registrant’s memorandum and articles of association provide that the board may determine the size of the board from time to time.

Following the consummation of the Merger, the Registrant’s board of directors will be divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors will terminate on the date of the 2012 annual general meeting; the term of the initial Class II directors will terminate on the date of the 2013 annual general meeting; and the term of the initial Class III directors will terminate on the date of the 2014 annual general meeting. At each annual general meeting of shareholders, beginning in 2012, successors to the class of directors whose term expires at that annual general meeting will be elected for a three-year term. In no case will any decrease in the number of directors shorten the term of any incumbent director. A director may hold office until the annual general meeting of the year in which his or her term expires and until his or her successor is elected and duly qualified, subject to his or her prior death, resignation, retirement, disqualification or removal from office.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. Accordingly, the Registrant’s memorandum and articles of association provide that if, at any general meeting of shareholders, the number of directors is reduced below the minimum prescribed by the memorandum and articles of association due to the failure of any person nominated to be a director to be elected, then, in such circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director elected in this manner will remain a director (subject to the provisions of the Companies Acts and the articles of association) only until the conclusion of the next annual general meeting of the Registrant unless he or she is reelected.

Under the Companies Acts and notwithstanding anything contained in the memorandum and articles of association or in any agreement between the Registrant and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g. employment contract) that the director may have against the Registrant in respect of his removal.

The Registrant’s memorandum and articles of association provide that the board of directors may fill any vacancy occurring on the board of directors. If the Registrant’s board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on the board of directors created by the removal of a director may be filled by the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy.

Legal Name; Formation; Fiscal Year; Registered Office

Azur Pharma Public Limited Company (formerly Azur Pharma Limited), the current legal and commercial name of the Registrant, was incorporated in Ireland on March 15, 2005 as a private limited company (registration number 399192). Effective October 20, 2011, Azur Pharma Limited was re-registered as a public limited liability company, and will be renamed Jazz Pharmaceuticals plc prior to completion of the Merger. The Registrant’s fiscal year ends on December 31st and the Registrant’s registered address is 1 Stokes Place, St. Stephens Green, Dublin 2, Ireland.

Duration; Dissolution; Rights upon Liquidation

The Registrant’s duration will be unlimited. The Registrant may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. The Registrant may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where the Registrant has failed to file certain returns.

If the Registrant’s memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to Registrant shareholders in proportion to the paid-up nominal value of the shares held. The Registrant’s memorandum and articles of association provide that the ordinary shareholders of the Registrant are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Holders of Registrant ordinary shares will not have the right to require the Registrant to issue certificates for their shares, except for legended shares. The Registrant will only issue uncertificated ordinary shares.

Stock Exchange Listing

The Registrant intends to file a listing application with NASDAQ in respect of the Registrant ordinary shares that the historic shareholders of the Registrant hold after the Reorganization and that holders of Jazz Pharmaceuticals common stock will receive in the Merger. It is expected that following the effective time of the Merger, the Registrant ordinary shares will be listed on NASDAQ under the symbol “JAZZ,” the same symbol under which the Jazz Pharmaceuticals, Inc. common stock is currently listed. The Registrant’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange.

No Sinking Fund

The Registrant ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The Registrant ordinary shares registered hereunder, when issued and sold in accordance with the Plan, will be duly and validly issued and fully-paid.

Transfer and Registration of Shares

The transfer agent for the Registrant will maintain the share register, registration in which will be determinative of ownership of shares of the Registrant. A Registrant shareholder who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in the Registrant’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on the Registrant’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially but not directly to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on the Registrant’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of Registrant ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. The Registrant, in its absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may provide that a subsidiary of the Registrant will, pay Irish stamp duty arising on a transfer of Registrant ordinary shares on behalf of the transferee of such Registrant ordinary shares. If stamp duty resulting from the transfer of Registrant ordinary shares which would otherwise be payable by the transferee is paid by the Registrant or any subsidiary of the Registrant on behalf of the transferee, then in those circumstances, the Registrant will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those Registrant ordinary shares and (iii) to claim a first and permanent lien on the Registrant ordinary shares on which stamp duty has been paid by the Registrant or its subsidiary for the amount of stamp duty paid. Registrant’s lien shall extend to all dividends paid on those Registrant ordinary shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in the Registrant’s ordinary shares has been paid unless one or both of such parties is otherwise notified by the Registrant.

The Registrant’s memorandum and articles of association delegate to the Registrant’s secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of the Registrant’s ordinary shares occurring through normal electronic systems, the Registrant intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that the Registrant notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from the Registrant for this purpose) or request that the Registrant execute an instrument of transfer on behalf of the transferring party in a form determined by the Registrant. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to the Registrant’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on the Registrant’s official Irish share register (subject to the suspension right described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the memorandum and articles of association of the Registrant, subject to the provisions of, and so far as may be permitted by the Companies Acts, every director or other officer of the Registrant (other than an auditor) may be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending civil or criminal proceedings that relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Registrant and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. Under the memorandum and articles of association of the Registrant, the Registrant’s officers and directors, however, will not be entitled to the indemnification by the Registrant if they incurred the liabilities through their own fraud, dishonesty or conscious, intentional or willful breach of the obligation to act honestly, lawfully and in good faith.

In connection with the Merger, it is expected that the Registrant will, to the fullest extent permitted by Irish law, enter into indemnity agreements with each of its directors and executive officers that will require it to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, judgments, fines, penalties, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry, hearing or investigation, whether threatened, pending or completed and whether conducted by the Registrant or any other party, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of the Registrant or any of its subsidiaries or other affiliated enterprises, provided that such person’s conduct did not constitute a breach of his or her duty of loyalty or other fiduciary duty to the Registrant or its shareholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws. The indemnity agreements will also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The indemnity agreements that are expected to be entered into with certain of the Registrant’s directors will further provide that, with respect to a director that is serving on the Registrant’s board of directors at the direction of a venture or other investment fund or entity, with respect to such indemnitee’s service as a director, officer, employee, agent and/or fiduciary of the Registrant, the Registrant’s obligations under the indemnity agreement will be the primary source of indemnification and advancement, the Registrant will be required to make all expense advances, and the Registrant will be liable for all of such indemnitee’s expenses, to the extent required by the indemnity agreement, the Registrant’s memorandum and articles of association and permitted by the Companies Acts, without regard to any rights the indemnitee may have against the applicable venture or other investment fund or entity, and the Registrant will irrevocably waive, relinquish and release any and all claims against the applicable venture or other investment fund or entity for contribution, subrogation or any other recovery of any kind in connection with the Registrant’s obligations under the indemnity agreement. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by the Registrant.

The merger agreement provides that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the closing of the Merger, then existing in favor of the current or former directors, officers or employees of the parties, will survive the closing of the Merger and remain in full force and effect, whether such rights are or were provided for in the parties’ respective governing documents, in agreements then existing or agreements to be entered into in accordance with the merger agreement. The parties further agreed to use their respective reasonable best efforts to cause the Registrant or one of its subsidiaries to enter into agreements effective as from the closing of the Merger with the directors and officers of the Registrant providing such individuals with such exculpation, indemnification and advancement of expenses in respect of claims against such individual in such capacity as may be permitted under applicable law.

In addition to the indemnification provisions set forth above, the Registrant also maintains directors’ and officers’ liability insurance. The merger agreement also provides that the Registrant will, and will cause each of Jazz Pharmaceuticals and the registrant to, maintain in effect for six years from the closing date of the Merger directors’ and officers’ liability insurance covering those persons who were then covered by the directors’ and officers’ liability insurance policies of Jazz Pharmaceuticals and the Registrant, as applicable, on terms not less favorable than such then existing insurance coverage. These indemnification provisions and the indemnity agreements to be entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act or the Exchange Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index which is incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to signed on its behalf by the undersigned, thereunto duly authorized in Dublin, Ireland, on December 23, 2011.

AZUR PHARMA PUBLIC LIMITED COMPANY

By:	/s/ SEAMUS MULLIGAN
Seamus Mulligan
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Seamus Mulligan and David Brabazon, and each of them, as his true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments (including post-effective amendments) to the Registration Statement on Form S-8; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SEAMUS MULLIGAN Seamus Mulligan	Chief Executive Officer and Chairman (Principal Executive Officer)	December 23, 2011

/s/ DAVID BRABAZON David Brabazon	Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2011

/s/ BRIAN MCKIERNAN Brian McKiernan	Director	December 23, 2011

/s/ ANTHONY TEBBUTT Anthony Tebbutt	Director	December 23, 2011

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Latest Memorandum and Articles of Association of the Registrant filed with the Irish Companies Registration Office(1).

3.2	Form of Memorandum and Articles of Association of the Registrant to be effective following the Merger.

4.1	Reference is made to Exhibits 3.1.

5.1	Opinion of McCann FitzGerald regarding the legality of the Registrant’s ordinary shares.

23.1	Consent of McCann FitzGerald (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of KPMG.

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	Amended and Restated Rules of the Azur Pharma Public Limited Company Share Option Plan(2).

(1)	Previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-177528), originally filed with the SEC on October 26, 2011, and incorporated by reference herein.
(2)	Previously filed as Exhibit 99.1 to the Registrant’s Form 8-K, filed with the SEC on December 14, 2011, and incorporated by reference herein.